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                                                                       EXHIBIT 5

                           GIBSON, DUNN & CRUTCHER LLP
                                     LAWYERS
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS

                                 ---------------

                   4 Park Plaza Irvine, California 92614-8557
                                 (949) 451-3800
                               www.gibsondunn.com

                                February 17, 2004

Direct Dial                                                           Client No.
(949) 451-3800                                                      C 29019-0922

Fax No.
(949) 451-4220

Fluor Corporation
One Enterprise Drive
Aliso Viejo, California  92656

      Re:   Fluor Corporation
            Registration Statement on Form S-3 (File No. 333-63984)

Ladies and Gentlemen:

      We have acted as special counsel to Fluor Corporation, a Delaware corporation (the "Company"), in connection with the offering and sale by the Company of $300,000,000 aggregate principal amount of the Company's 1.50% Convertible Senior Notes due 2024 (the "Notes") pursuant to that certain Underwriting Agreement, dated as of February 10, 2004 (the "Underwriting Agreement"), by and among the Company and Banc of America Securities LLC and Citigroup Global Markets Inc., acting as representatives of the several underwriters named in Schedule I thereto (collectively, the "Underwriters"). The Notes are being issued pursuant to that certain Indenture, dated as of February 17, 2004 (the "Base Indenture") and as supplemented by that certain First Supplemental Indenture, dated as of February 17, 2004 (together with the Base Indenture, the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee").

      In connection with the opinions expressed in this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Underwriting Agreement; (b) the Indenture; (c) the form of global certificate evidencing the Notes; and (d) such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.

      In our examination, we have assumed without independent investigation that:

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GIBSON, DUNN & CRUTCHER LLP

Fluor Corporation
February 17, 2003
Page 2


      (i) the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and (except in the case of documents executed on behalf of the Company) were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as copies conform to the originals;

      (ii) the Trustee has all requisite power and authority to execute, deliver and perform its obligations under, and has duly executed and delivered, the Indenture;

      (iii) the execution and delivery of the Indenture and the Notes, and the performance of the obligations thereunder, have been duly authorized by all necessary action by the Trustee;

      (iv) the execution and delivery of the Underwriting Agreement, the Indenture and the Notes, and the performance of the obligations thereunder, by any of the parties thereto do not and will not violate any law, regulation, order, judgment or decree applicable to such party, except as expressly covered by our opinions below;

      (v) the Indenture has been duly executed and delivered by the Trustee;

      (vi) the Indenture constitutes the legal, valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms; and

      (vii) the proceeds from the sale of the Notes will be applied as set forth in the Prospectus.

      As to facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Company in the Underwriting Agreement, certificates of officers and other representatives of the Company delivered pursuant to the Underwriting Agreement or otherwise, and other statements and representations of officers and other representatives of the Company and others.

      Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes, when executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      The opinions expressed in this opinion letter are subject to the following additional assumptions, exceptions, qualifications and limitations:

      A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the States of New York and California and the United States of America. This opinion letter is limited to the effect of the current state of the laws of the States of New York and California and the United States of America and the facts as they currently exist. We assume
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GIBSON, DUNN & CRUTCHER LLP

Fluor Corporation
February 17, 2003
Page 3


no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.

      B. Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

      C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

      D. We express no opinion as to the applicability to, or the effect of noncompliance by, any party other than the Company with any federal or state laws applicable to the transactions contemplated by the Underwriting Agreement or the Indenture because of the nature of the business of such party.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, filed as of the date hereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                    Very truly yours,

                                    /s/ Gibson, Dunn & Crutcher LLP

                                    GIBSON, DUNN & CRUTCHER LLP
JRH/JMW/GCT/JPS/MSF